EXHIBIT 11
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                          PARKER-HANNIFIN CORPORATION

                                   FORM 10-Q
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                 (Dollars in thousands, except per share amounts)
                                   (Unaudited)


                                                  Three Months Ended          Nine Months Ended
                                                       March 31,                  March 31,
                                                   1995         1994          1995         1994
Net income (loss) applicable to common shares  $ 65,855    $ (19,083)    $ 150,588      $ 6,836

Weighted average common shares outstanding
   for the period                            49,199,540   48,767,809    49,098,805   48,685,126
Increase in weighted average from dilutive
   effect of exercise of stock options          349,083      242,638       354,668      236,665
Weighted average common shares, assuming
   issuance of the above securities          49,548,623   49,010,447    49,453,473   48,921,791

Earnings per common share:
     Primary                                   $   1.34    $    (.39)    $    3.07      $   .14
     Fully diluted (A)                         $   1.33    $    (.39)    $    3.05      $   .14

(A) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required for income statement presentation because it results in dilution of less than 3 percent.

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